Exhibit 99.1

Shreya Acquisition Group

Prices $100 Million Initial Public Offering

NEW YORK, NY, May 6, 2026 – Shreya Acquisition Group (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the pricing of its initial public offering of 10,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share, one redeemable warrant and one right to receive one-fourth (1/4th) of one Class A ordinary share upon the consummation of an initial business combination. Each warrant will entitle the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units are expected to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “SAGUU” beginning May 7, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares, the warrants and the rights are expected to be traded on the NYSE under the symbols “SAGU” “SAGUW” and “SAGUR,”respectively.

D. Boral Capital, LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on May 8, 2026, subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 6, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from:D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email to dbccapitalmarkets@dboralcapital.com or by calling +1 (212) 970-5150, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Shreya Acquisition Group

Shreya Acquisition Group is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on companies engaged in the health and wellness, hospitality, media and entertainment, shipping infrastructure and waterways tourism sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Shreya Acquisition Group

Cassia Court, Suite 716, 10 Market Street.

Camana Bay, Grand Cayman, Cayman Islands

Contact number: 230 5942 0130